SECURED PROMISSORY NOTE

$16,700,000                                                                     December 31, 2008                             Dallas, Texas

FOR VALUE RECEIVED, the undersigned, Contran Corporation, a Delaware corporation (“Makes”), promises to pay to the order of Titanium Metals Corporation, a Delaware corporation, or any subsequent holder (“Payee”), in lawful money of the United States of America, the principal sum of SIXTEEN MILLION SEVEN HUNDRED THOUSAND DOLLARS ($16,700,000) together with interest from the date hereof on the unpaid principal balance from time to time pursuant to the terms of this promissory note (this “Note”).  Capitalized terms not otherwise defined shall have the meanings given to such terms in Section 15 of this Note.

Section 1.  Place of Payment.  All payments will be made at Payee’s address at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas   75240-2697,  Attention:  Treasurer, or such other place as the holder may from time to time appoint in writing.

Section 2.  Payment.  The unpaid principal balance of this Note and any unpaid and accrued interest thereon shall be due and payable on December 31, 2011 or upon acceleration as provided herein.  Prior to the final payment of this Note, unpaid and accrued interest on the outstanding principal balance of this Note shall be due and payable quarterly on March 31, June 30, September 30 and December 31 of each year; provided, however, that such day is a business day, and if such day is not a business day, the quarterly interest payment shall be due the next successive business day.

Section 3.  Prepayment.  This Note may be prepaid in part or in full at any time without penalty; provided, however, prepayments shall be first applied to accrued and unpaid interest and then to principal.  The Maker shall not be entitled to reborrow any amounts prepaid under this Note.

Section 4.  Interest.  The unpaid principal balance of this Note (exclusive of any past due principal) shall bear interest at the rate per annum of the Prime Rate less one and one-half percent.  Accrued interest on the unpaid principal of this Note shall be computed on the basis of a 365- or 366-day year for actual days elapsed, but in no event shall such computation result in an amount of accrued interest that would exceed accrued interest on the unpaid principal balance during the same period at the Maximum Rate. Notwithstanding anything to the contrary, this Note is expressly limited so that in no contingency or event whatsoever shall the amount paid or agreed to be paid to the holder exceed the Maximum Rate.  If, from any circumstances whatsoever, the holder shall ever receive as interest an amount that would exceed the Maximum Rate, such amount that would be excessive interest shall be applied to the reduction of the unpaid principal balance and not to the payment of interest, and if the principal amount of this Note is paid in full, any remaining excess shall be paid to Maker, and in such event, the holder shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving or receiving interest in excess of the highest lawful rate permissible under applicable law.  All sums paid or agreed to be paid to Payee or the holder of this Note for the use, forbearance or detention of the indebtedness of the Maker to Payee or the holder of this Note shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full of the principal (including the period of any renewal or extension thereof) so that the interest on account of such indebtedness shall not exceed the Maximum Rate.  If at any time the Contract Rate is limited to the Maximum Rate, any subsequent reductions in the Contract Rate shall not reduce the rate of interest on this Note below the Maximum Rate until the total amount of interest accrued equals the amount of interest that would have accrued if the Contract Rate had at all times been in effect.  In the event that, upon demand or acceleration of this Note or at final payment of this Note, the total amount of interest paid or accrued on this Note is less than the amount of interest that would have accrued if the Contract Rate had at all times been in effect with respect thereto, then at such time, to the extent permitted by law, in addition to the principal and any other amounts Maker owes to the holder of this Note, the Maker shall pay to the holder of this Note an amount equal to the difference between:  (i) the lesser of the amount of interest that would have accrued if the Contract Rate had at all times been in effect or the amount of interest that would have accrued if the Maximum Rate had at all times been in effect; and (ii) the amount of interest actually paid on this Note.

Section 5.  Remedy.  Upon the occurrence and during the continuation of an Event of Default, the holder shall have all of the rights and remedies provided in the applicable Uniform Commercial Code, this Note, the Pledge Agreement or any other agreement of Maker and in favor of the holder, as well as those rights and remedies provided by any other applicable law, rule or regulation.  In conjunction with and in addition to the foregoing rights and remedies of the holder hereof, the holder hereof may declare all indebtedness due under this Note, although otherwise unmatured, to be due and payable immediately without notice or demand whatsoever. All rights and remedies of the holder are cumulative and may be exercised singly or concurrently.  The exercise of any right or remedy will not be a waiver of any other right or remedy.

Section 6.  Right of Offset.  The holder shall have the right of offset against amounts that may be due by the holder now or in the future to Maker against amounts due under this Note.

Section 7.  Record of Outstanding Indebtedness.  The date and amount of each repayment of principal outstanding under this Note or interest thereon shall be recorded by Payee in its records.  The principal balance outstanding and all accrued or accruing interest owed under this Note as recorded by Payee in its records shall be the best evidence of the principal balance outstanding and all accrued or accruing interest owed under this Note; provided that the failure of Payee to so record or any error in so recording or computing any such amount owed shall not limit or otherwise affect the obligations of the Maker under this Note to repay the principal balance outstanding and all accrued or accruing interest.

Section 8.  Waiver.  Maker and each surety, endorser, guarantor, and other party now or subsequently liable for payment of this Note, severally waive demand, presentment for payment, notice of dishonor, protest, notice of protest, diligence in collecting or bringing suit against any party liable on this Note, and further agree to any and all extensions, renewals, modifications, partial payments, substitutions of evidence of indebtedness, and the taking or release of any collateral with or without notice before or after demand by the holder for payment under this Note.

Section 9.  Costs and Attorneys’ Fees.  In the event the holder incurs costs in collecting on this Note, this Note is placed in the hands of any attorney for collection, suit is filed on this Note or if proceedings are had in bankruptcy, receivership, reorganization, or other legal or judicial proceedings for the collection of this Note, Maker and any guarantor jointly and severally agree to pay on demand to the holder all expenses and costs of collection, including, but not limited to, attorneys’ fees incurred in connection with any such collection, suit, or proceeding, in addition to the principal and interest then due.

Section 10.  Time of Essence.  Time is of the essence with respect to all of Maker’s obligations and agreements under this Note.

Section 11.  Jurisdiction and Venue.  THIS NOTE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS, AND MAKER CONSENTS TO JURISDICTION IN THE COURTS LOCATED IN DALLAS, TEXAS.

Section 12.  Notice.  Any notice or demand required by this Note shall be deemed to have been given and received on the earlier of (i) when the notice or demand is actually received by the recipient or (ii) 72 hours after the notice is deposited in the United States mail, certified or registered, with postage prepaid, and addressed to the recipient.  The address for giving notice or demand under this Note (i) to the holder shall be the place of payment specified in Section 2 or such other place as the holder may specify in writing to the Maker and (ii) to Maker shall be the address below the Maker’s signature or such other place as the Maker may specify in writing to the holder.

Section 13.  Successors and Assigns.  All of the covenants, obligations, promises and agreements contained in this Note made by Maker shall be binding upon their heirs, successors and permitted assigns, as applicable.  Notwithstanding the foregoing, Maker shall not assign this Note or its performance under this Note without the prior written consent of the holder.

Section 14.  Security.  The obligations of the Maker under this Note are secured by all of the shares of common stock in Whitney International University System Ltd. held by Maker pursuant to the Pledge Agreement.

Section 15.  Definitions.  For purposes of this Note, the following terms shall have the following meanings:

(a)           “Contract Rate” means the amount of any interest (including fees, charges or expenses or any other amounts that, under applicable law, are deemed interest) contracted for, charged or received by or for the account of Payee or the holder of this Note.

(b)           “Event of Default” wherever used herein, means any one of the following events:

(i)           the Maker fails to pay any amount due on this Note and/or any fees or sums due under or in connection with this Note or the Pledge Agreement after any such payment otherwise becomes due and payable and ten business days after demand for such payment;

(ii)           the Maker otherwise fails to perform or observe any other provision contained in this Note or the Pledge Agreement and such breach or failure to perform shall continue for a period of thirty days after notice thereof shall have been given to the Maker by the holder hereof;

(iii)           a case shall be commenced against either Maker, or either Maker shall file a petition commencing a case, under any provision of the Federal Bankruptcy Code of 1978, as amended, or shall seek relief under any provision of any other bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law or any jurisdiction, whether now or hereafter in effect, or shall consent to the filing of any petition against it under such law, or either Maker shall make an assignment for the benefit of his or its creditors, or shall admit in writing his or its inability to pay his or its debts generally as they become due, or shall consent to the appointment of a receiver, trustee or liquidator of either of Maker, or all or any part of his or its property; or

(iv)           an event occurs that, with notice or lapse of time, or both, would become any of the foregoing Events of Default.

(c)           “Maximum Rate” shall mean the highest lawful rate permissible under applicable law for the use, forbearance or detention of money.

(d)           “Pledge Agreement” shall mean the Pledge Agreement of even date herewith among the Maker and Payee.

(e)           “Prime Rate” shall mean the fluctuating interest rate per annum in effect from time to time equal to the base rate on corporate loans as reported as the Prime Rate in the Money Rates column of The Wall Street Journal.

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MAKER:

Contran Corporation

By:	/s/ William J. Lindquist
William J. Lindquist, Senior Vice President

Address:  Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2697

PAYEE:

Titanium Metals Corporation

By:	/s/ Robert D. Graham
Robert D. Graham, Executive Vice President

Address:  Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2697